AMENDMENT NO. 2 TO
ASSET PURCHASE AND SALE AGREEMENT
DATED JULY, 31 2005

          THIS AMENDMENT NO. 2 to Asset Purchase and Sale Agreement is made and entered into effective as of the 31st day of July, 2005, by and among GOLDEN WEST BREWING COMPANY, INC., a Delaware corporation and its wholly-owned subsidiary GOLDEN WEST BREWING COMPANY, a California corporation (hereafter collectively "Golden West") and BUTTE CREEK BREWING COMPANY, LLC, a California limited liability company ("Butte Creek")

WITNESETH:

          WHEREAS, the parties executed and delivered a certain Asset Purchase and Sale Agreement dated as of October 6, 2004 (the "Purchase Agreement") and an Amendment No.1 thereto dated January 24, 2005; and

          WHEREAS, the parties desire to modify and amend certain provisions of the Purchase Agreement in the particulars hereinbelow set forth.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

          1.          Section 4.2 of the Purchase Agreement is hereby amended to provide that the closing shall take place on the earlier of (i) not more than five (5) business days following the receipt of all regulatory consents and approvals to the closing of the transaction, or (ii) September 30, 2005.

          2.          This Amendment may not be construed to amend the Purchase Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

                        a.          Any breach of the Purchase Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

                        b.          Any right or remedy arising from or available to a party by reason of a breach of the Purchase Agreement by any other party or parties.

          3.          The parties hereby confirm that the Purchase Agreement, as amended by this Amendment, is in full force and effect.

          4.          Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have signed this Agreement the date and year first above written.
Golden West:	GOLDEN WEST BREWING COMPANY, INC., Delaware corporation, and its wholly-owned subsidiary GOLDEN WEST BREWING COMPANY, a California corporation

By: /s/ Brian Power
Brian Power, President

Butte Creek:	BUTTE CREEK BREWING COMPANY, LLC, a California limited liability company

By: /s/ Thomas Atmore
Thomas Atmore, Managing Member